EXHIBIT 10.11

FORM OF

PROMISSORY NOTE

$	Fort Worth, Texas	June 2, 2008

FOR VALUE RECEIVED, TELETOUCH COMMUNICATIONS, INC., a Delaware corporation (“Maker”), promises to pay to the order of                      (“Payee”), the sum of                      and No/100 Dollars ($                    ), together with interest on the outstanding principal balance thereof at twelve percent (12%) per annum, as follows:

(a) seventeen (17) equal monthly principal payment installments (the “Installment Payments”) in the amount of                      Dollars ($                    ), plus the computed interest amount on the unpaid principal amount of the indebtedness evidenced hereby for each monthly period, shall be paid by Maker to Payee, on or before the tenth (10th) day of each calendar month commencing with the first full calendar month following the date hereof and continuing for a period of seventeen (17) months; and

(b) a final single payment (the “Final Payment”) of                      Dollars ($                    ), together with any interest accrued thereon, shall be paid by Maker to Payee on or before the tenth (10th) day of the eighteenth (18th) month following the date hereof.

Interest hereunder shall be calculated based upon a 360-day year and actual days elapsed. The interest rate required hereby shall not exceed the maximum rate permissible under applicable law, and any amounts paid in excess of such rate shall be applied to reduce the principal amount hereof or shall be refunded to Maker, at the option of the holder of this Note.

All amounts due under this Note are payable at par in lawful money of the United States of America, at Aintree Capital, 40 Burton Hills Boulevard, Suite 350, Nashville, Tennessee 37215, Attention: Mr. John Maggart. Any payment not made within twenty (20) days of its due date will be subject to assessment of a late charge equal to five percent (5%) of such payment.

This Note is executed and delivered pursuant to paragraph 1 of that certain Warrant Redemption Payment Agreement, of even date herewith, between Payee and Maker (the “Warrant Redemption Payment Agreement”).

In addition to the payments described above, Maker shall also be obligated to make each Asset Sale Accelerated Payment and the Change in Control Accelerated Payment under the circumstances as described in the Warrant Redemption Payment Agreement.

Upon the occurrence of an event of default, as defined in the Warrant Redemption Payment Agreement, the holder of this Note (herein “Holder”) may, at its option and without notice, declare all principal and interest provided for under this Note to be presently due and payable, and Holder may enforce any remedies available to Holder hereunder or under the Warrant Redemption Payment Agreement. Holder may waive any default before or after it occurs and may restore this Note in full effect without impairing the right to declare it due for a subsequent default, this right being a continuing one. Upon default, and regardless of whether the indebtedness evidenced hereby is accelerated, the remaining unpaid principal balance of the indebtedness evidenced hereby shall bear interest at eighteen percent (18%) per annum.

All amounts received for payment of this Note shall be first applied to any expenses due Holder under this Note, then to accrued interest, and finally to the reduction of principal.

This Note may be freely transferred by Holder.

Maker hereby consents to any and all renewals, waivers, modifications or extensions of time (of any duration) that may be granted by Holder with respect to this Note and severally waives demand, presentment, protest, notice of dishonor and all other notices that might otherwise be required by law.

The indebtedness evidenced hereby shall be subject to prepayment in whole or in part, without penalty, at any time. Any partial prepayment shall be applied against the last payment first.

Maker agrees to pay reasonable attorneys’ fees and all court and other costs that Holder may incur in the course of efforts to collect the indebtedness evidenced hereby.

The validity and construction of this Note shall be determined according to the laws of Delaware applicable to contracts executed and performed within that state. If any provision of this Note should for any reason be invalid or unenforceable, the remaining provisions hereof shall remain in full effect.

The provisions of this Note may be amended or waived only by instrument in writing signed by the Holder and Maker and attached to this Note.

Words used herein indicating gender or number shall be read as context may require.

TELETOUCH TELECOMMUNICATIONS, INC.

By:

Title: